EXHIBIT 99.2

ROSETTA RESOURCES INC. ANNOUNCES PRIVATE OFFERING OF SENIOR NOTES

HOUSTON, TEXAS, April 5, 2010 / GLOBENEWSWIRE / -- Rosetta Resources Inc. (NASDAQ:ROSE) (the “Company”) announced today it intends to offer $200 million in aggregate principal amount of senior unsecured notes due 2018, subject to market and other conditions.  The notes will be offered only to qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended, and to non-U.S. persons outside the United States under Regulation S under the Securities Act.

The Company intends to use the net proceeds from the proposed notes offering to repay $80.0 million of its existing second lien term loans, to repay borrowings under its existing senior secured revolving credit facility and to pay associated fees and expenses.   The notes and related guarantees to be offered have not been registered under the Securities Act or the securities laws of any other place and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  This notice is being issued pursuant to Rule 135c of the Securities Act.

Forward-Looking Statements:

All statements, other than statements of historical fact, included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, which are more fully described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. These risks, uncertainties and assumptions could cause actual results to differ materially from those described in the forward-looking statements. The Company assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Investor Contact:
Michael J. Rosinski
Executive Vice President & Chief Financial Officer
Rosetta Resources, Inc.
(713) 335-4037
rosinskim@rosettaresources.com